EXHIBIT 99.1

Catheter Precision, Inc.  Announces Third Quarter Update and Financial Results

Fort Mill, SC, November 13, 2024 – Catheter Precision, Inc. (NYSE American: VTAK), a U.S.-based innovative medical device company focused on electrophysiology products, today announced its financial results and operational update for the period ending September 30, 2024.

Highlights of the third quarter include:

Commercial Endeavors

•	Marie-Claude Jaques, our new Chief Commercial Officer, has now completed her first full quarter of engagement with the company, along with many of the new sales and clinical persons brought on board midway through the second quarter.
•	The company now has 87 hospitals, including ambulatory surgical centers, in its pipeline of potential customers who have expressed interest in reviewing its products. Of those, there are 32 institutions that have either completed or are participating in ongoing evaluations.
•	Headway continues in both the US and Europe, with VIVO procedures scheduled or continuing in many European countries including Germany, Quatar, Turkey, Portugal, France, Switzerland, UK, Italy, and Sweden.
•	VTAK participated in several professional medical symposia during the third quarter including the European Society of Cardiology, the VT Symposium, the Kansas City Heart Rhythm Society, the California Heart Rhythm Society, and also ISCAT (Paris) and SCRN (Lisbon) following the end of the quarter.

CE Mark for LockeT

The company is now hopeful that the CE Mark for LockeT can be completed and in hand by the end of the first quarter 2025. The initial phase of the inspection was successful and two additional audits are scheduled for November and December. Assuming these are accomplished successfully, the company expects to launch LockeT in the second quarter of 2025 in the EU.  The intention is to utilize distributors, many of which have now been lined up.

Publications and Presentations

•	VTAK announced the publication in August of the initial LockeT study in the Journal of Cardiovascular Electrophysiology. This study involved 182 LockeT devices deployed in over 100 patients, with outstanding clinical results of immediate hemostasis, short times to ambulation, and mostly same day discharge.
•	In October, the VIVO product was highlighted in the clinical publication HeartRhythm Case Reports as a meaningful tool for use in guiding stereotactic radioablation.
•	At the European Society of Cardiology, Coventry Hospital in the UK presented data on the use of VIVO in very complex ventricular tachycardia patients. This center has now enrolled over forty patients and expects to complete with 50 patients in the coming weeks.
•	At the recent SCRN meeting held in Portugal, data was presented on a subset of patients enrolled in the European VIVO registry.

Ongoing and Planned Clinical Studies

LockeT clinical studies continue with the intent to demonstrate ease of use, effectiveness in terms of time to hemostasis, early ambulation, and same day discharge, as well as comfort for the patient and better groin management with the recovery nursing teams.  Over 130 patients have been enrolled in LockeT II study, which is a comparative study to a standard method of procedure closures.

Additional LockeT studies are planned that focus on different procedure types and catheter sizes. This includes a study to evaluate LockeT in patients that require large-bore venous access such as those used with the Micra pacemakers from Medtronic, the Watchman devices from Boston Scientific, and the Amulet devices from Abbott, and small-bore venous access with new pulsed field ablation catheters. The company intends to have these various data published throughout 2025. Other planned future studies also include comparison to other standard of care closure devices which will focus on reduced groin complications post procedure.

VIVO studies are ongoing and continue to evaluate the accuracy of VIVO, improved procedural workflow and the potential of improved outcomes. The multi-center EU Registry concluded in September and a publication is forthcoming with the full data set and plans for continued publication through 2025. The company is sponsoring or undertaking studies that include a multicenter study of the density and origin of PVC’s (premature ventricular contractions), a multicenter retrospective study to evaluate the accuracy of VIVO with readings by several blinded physicians, and the aforementioned study from Coventry Hospital of complex VT’s, with an expansion into a multicenter study of complex VT’s including a time and cost saving endpoint.

Financial Highlights

•	Total assets at September 30, 2024 were $26.7 million.
•	Total shareholders’ equity at September 30, 2024 was $12.8 million.
•	Sales revenues for the three months and nine months ended September 30, 2024, were approximately $96,000 and $271,000, respectively.
•	Net loss for the three months ended September 30, 2024, was $4.1 million of which $1.7 million was related to non-cash charges.
•	Net Loss for the nine months ended September 30, 2024, was approximately $11.0 million of which $4.4 million was related to non-cash charges.
•	Cash position at September 30, 2024 was $1.3 million.
•	The company announced on October 25, 2024, the exercise of outstanding warrants resulting in gross proceeds of $4.9 million.

David Jenkins, CEO of Catheter Precision, commented, “We could not be more excited to see both the clinical data and the commercial execution coming together at this point.  The number of studies and publications that should result from them over the coming months should provide evidence to the medical community of the effectiveness and necessity of both our LockeT and VIVO product lines.  The new sales and clinical team have now been on board for their first full quarter, and we are seeing the results of our investment coming through on the pipeline.  We have invested significantly in our business, and the majority of our net loss for the third quarter relates to expenses for commercial activities.  We are now gaining confidence in our commercial execution, including what we hope will be positive sales revenue results in the coming quarters.  We now have in place a strong clinical trial program for both products as well as a publication plan to put forth the trial results. This too has required and will continue to require additional investment, but we are proud to have accomplished this on a relatively tight budget. Other companies are now starting trials for ablation catheters, specifically for VT.  This confirms our outlook for VIVO and its need in these types of procedures.  We continue to believe that the ventricular market, although small today, could one day be as large as the atrial fib market.  New tools, such as VIVO, can make that happen.  Overall, the electrophysiology market is strong, and we intend to be a meaningful player, providing unique and clinically relevant products to this market.”

About Catheter Precision

Catheter Precision is an innovative U.S.-based medical device company bringing new solutions to market to improve the treatment of cardiac arrhythmias. It is focused on developing groundbreaking technology for electrophysiology procedures by collaborating with physicians and continuously advancing its products.

About VIVO

Catheter Precision's VIVO™ (View Into Ventricular Onset), is a non-invasive 3D imaging system that enables physicians to identify the origin of ventricular arrhythmias pre-procedure, thereby streamlining workflow and reducing procedure time. VIVO has received marketing clearance from the U.S. FDA and has the CE mark.

About LockeT

Catheter Precision’s LockeT is a suture retention device intended to assist in hemostasis after percutaneous venous punctures. LockeT is a Class 1 device registered with the FDA.

Additional Information

This release and all other releases from Catheter Precision, Inc. are limited in their entirety by other information filed with the SEC including, but not limited to, our latest 10-K, 10-Q’s, and 8-K’s, and should be read in conjunction with those filings.

Forward Looking Statements

This communication contains forward-looking statements. Forward-looking statements can be identified by words such as "believe," "anticipate," "may," "might," "can," "could," "continue," "depends," "expect," "expand," "forecast," "intend," "predict," "plan," "rely," "should," "will," "may," "seek," or the negative of these terms and other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include, but are not limited to, statements regarding the following:  the potential for hospitals who have expressed interest in reviewing our products to become customers, headway continuing in both the US and Europe, expectations of Coventry Hospital UK with respect to patient enrollment, expectations regarding ongoing and planned clinical studies, including potential benefits that may be shown, the number of studies and publications that should result over the coming months and the evidence we expect them provide to the medical community of the effectiveness and necessity of both our LockeT and VIVO product lines, anticipated positive sales revenue results in the coming quarters, expected publication of trial results, and anticipated growth of the ventricular market and our contribution to it.  The Company's expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks and changes in circumstances, including but not limited to risks and uncertainties included under the caption "Risk Factors" in the Company's 2023 Form 10-K filed with the SEC, and its Form 10-Q for the quarter ended June 30, 2024, and available at www.sec.gov. These risks and uncertainties include, but aren't limited to, that the results of anticipated trials may not turn out as we currently expect and future trials may not occur on the time tables we expect or may be more costly than anticipated, we do not have sufficient liquidity to fund our operations through November 2024 unless we are able to obtain additional financing or enter into a strategic transaction that would provide additional liquidity, we will not be able to reach profitability unless we are able to achieve our product expansion and growth goals, our research and development and commercialization efforts may depend on entering into agreements with corporate collaborators, we have entered into joint marketing agreements with respect to our products, and may enter into additional joint marketing agreements, that will reduce our revenues from product sales, royalty agreements with respect to our LockeT device will reduce any future profits from this product, if we experience significant disruptions in our information technology systems, our business may be adversely affected, litigation and other legal proceedings may adversely affect our business, if we make acquisitions or divestitures, we could encounter difficulties that harm our business, failure to attract and retain sufficient qualified personnel could also impede our growth, failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock, we have determined that our internal controls and disclosure controls were not effective as of December 31, 2023 and September 30, 2024, and as a result, without effective remediation of the material weaknesses that we have identified, we may not be able to accurately report our financial results or prevent fraud, our revenues may depend on our customers' receipt of adequate reimbursement from private insurers and government sponsored healthcare programs, we may be unable to compete successfully with companies in our highly competitive industry, many of whom have substantially greater resources than we do, our future operating results depend upon our ability to obtain components in sufficient quantities on commercially reasonable terms or according to schedules, prices, quality and volumes that are acceptable to us, and suppliers may fail to deliver components, or we may be unable to manage these components effectively or obtain these components on such terms, if hospitals, physicians and patients do not accept our current and future products or if the market for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any, our medical device operations are subject to pervasive and continuing FDA regulatory requirements, our products may be subject to additional recalls, revocations or suspensions after receiving FDA or foreign approval or clearance, which could divert managerial and financial resources, harm our reputation, and adversely affect our business, changes in trade policies among the U.S. and other countries, in particular the imposition of new or higher tariffs, could place pressure on our average selling prices as our customers seek to offset the impact of increased tariffs on their own products, increased tariffs or the imposition of other barriers to international trade could have a material adverse effect on our revenues and operating results. The risks and uncertainties described above may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty, or other pandemics, supply chain disruptions from the Ukraine war or Israeli-Hamas conflict and otherwise, and ongoing volatility in the stock markets and the U.S. economy in general.

The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CONTACTS:

At the Company

David Jenkins

973-691-2000

IR@catheterprecision.com

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